UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Definitive Proxy Statement
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☒ Soliciting Material Pursuant to §240.14a-12

CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RULE 14a-12 LEGEND

Participants in Solicitation

Chiron Corporation and Novartis AG and their respective directors & officers may be deemed to be participants in the solicitation of proxies from Chiron shareholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Shareholders.

Investors can obtain more information when the Schedule 13e-3 and the proxy statement become available. Investors should read the Schedule 13e-3 and proxy statement carefully when they become available before making any voting decision.

Message to Chiron Vaccines Employees

Dear all

Following today's announcement regarding the Novartis acquisition, one of the key messages I want to send to everyone is that we must focus on driving Vaccines forward as usual. While this may appear easier said than done, there are a number of simple things we can do to ensure that we really do focus on business as normal. Firstly, this means all of us working closely with our teams to make sure we are clear on our objectives and how we are going to reach them. As mentioned at the meetings we held at all sites on Monday, these objectives remain as before and it is incumbent on us to drive towards these. Secondly, we must reassure our customers, collaborators and partners that this is truly business as usual - we will continue to deliver our products as before and push forward with the development of our life-saving vaccines. Of course the level of this communication needs to be judged locally based on individual relationships and needs.

Over the coming days and weeks, we hope to provide more information on the Novartis acquisition, with updates as appropriate. I would like to take this opportunity to thank you all for your support to date, and for your ongoing support as we push forward with our important work.

Kind regards

Dan

Dan Soland

President